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                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


PARENTS
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     None


                                                  JURISDICTION OF    PERCENT OF
SUBSIDIARIES CONSOLIDATED                          INCORPORATION     STOCK OWNED
-------------------------                         ---------------    -----------

     American Pipe & Construction International    California           100
     Ameron B.V.                                   The Netherlands      100
     Ameron FSC                                    Guam                 100
     Ameron (Hong Kong) Ltd.                       Hong Kong            100
     Ameron (Pte) Ltd.                             Singapore            100
     Centron International, Inc.                   Delaware             100


SUBSIDIARIES NOT CONSOLIDATED AND
FIFTY-PERCENT OR LESS OWNED COMPANIES
-------------------------------------

     Gifford-Hill-American, Inc.                   Texas                 50
     Tamco                                         California            50
     Bondstrand, Ltd.                              Saudi Arabia          40
     Oasis-Ameron, Ltd.                            Saudi Arabia          40
     Ameron Saudi Arabia, Ltd.                     Saudi Arabia          30

Names of other subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.